UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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ADVISORSHARES TRUST

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AdvisorShares Morgan Creek Global Tactical ETF
(Formerly Cambria Global Tactical ETF)

August 22, 2014

Dear Shareholder:

According to our records, you have not yet voted on important proposals regarding your fund. The original shareholder meeting scheduled for August 22, 2014 has been adjourned until September 19, 2014. Unless sufficient shareholders vote by September 19, 2014, the adjournment date for your fund’s Shareholder Meeting, your fund will not be able to implement these proposals and may incur additional proxy solicitation costs. The Shareholder Meeting will reconvene on September 19, 2014 at 10:00 A.M Eastern Time at 2 Bethesda Metro Center, Suite 1330, Bethesda, Maryland 20814.

Your fund’s Board unanimously recommends you vote “FOR” each proposal.

Please vote now on these important matters for your Fund.

PROPOSALS

1.	To approve a new investment sub-advisory agreement between the Adviser, AdvisorShares Investments, and sub-adviser, Morgan Creek Capital Management on behalf of the Cambria Global Tactical ETF; and
2.	To approve the implementation of a “manager of managers” arrangement that will permit the Adviser, subject to prior approval by the Board of Trustees, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Fund’s shareholders.

Choose one of the following methods to vote your shares:

VOTE ONLINE - Log on to the website listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the on screen instructions.

VOTE BY TOUCH-TONE TELEPHONE - Call the toll free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the recorded instructions.

VOTE BY MAIL - Complete, sign and date the enclosed proxy card(s), then return them in the enclosed postage paid envelope.

If you have any questions regarding the proposal, or need assistance with voting, you may call the proxy soliciting agent at 855-973-0090 to speak with one of the representatives who can assist you. Representatives are available Monday through Friday between 9:00 a.m. and 11:00 p.m. ET

Thank you for your prompt attention to this matter.

/s/ Noah Hamman
Noah Hamman

CEO AdvisorShares